QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[REEBOK LOGO]

For Immediate Release

Investor Contact:    Neil Kerman
Vice President Corporate Finance
(781) 401-7152

Media Contact:    Diane Nahra
Senior Public Relations Manager
(781) 401-7790

REPORTS FIRST QUARTER 2003 EARNINGS

        Canton, MA, April 24, 2003—Reebok International Ltd. (NYSE:RBK) today reported net income for the first quarter ended March 31, 2003 of $41 million, or $.63 per diluted share, an earnings per share increase of 9% when compared to last year's first quarter net income (before the cumulative effect of the adoption of the accounting standard regarding goodwill) of $37 million, or $.58 per diluted share.

        Net sales for the 2003 first quarter were $798 million, an increase of 8.5% from 2002 sales of $736 million. Foreign currency exchange rate fluctuations favorably impacted sales comparisons. On a constant dollar basis, first quarter 2003 sales increased approximately 2.5% over the prior year's first quarter sales. For the Reebok Brand, worldwide sales in the 2003 first quarter increased 9% to $668 million.

        In the U.S., sales for the Reebok Brand increased 9% in the first quarter of 2003 as compared with 2002's first quarter. Reebok's U.S. footwear sales in the first quarter of 2003 were $257 million, an increase of 4% when compared with 2002's first quarter U.S. footwear sales of $247 million. Apparel sales in the U.S. were $89 million, an increase of 24%. The Company's international sales of Reebok branded products amounted to $321 million in the quarter, an increase of 10% over 2002's first quarter.

        Sales for the Company's Rockport subsidiary were $90 million in the first quarter of 2003 compared with 2002's first quarter sales of $87 million. Sales for the Company's other brands; Ralph Lauren Footwear and The Greg Norman Collection, were $41 million in the first quarter of 2003, an increase of 11% from the prior year's first quarter.

        The Company reported that its total worldwide backlog of open customer orders scheduled for delivery from April 2003 through September 2003 for the Reebok Brand increased 15% from the prior year's comparable amount. On a constant dollar basis, worldwide backlog of open customer orders for the Reebok Brand increased by 9%.

REEBOK INTERNATIONAL LTD
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
781 401 5000
www.reebok.com

2003 1st Quarter Results

April 24, 2003

        Paul Fireman, the Company's Chairman and Chief Executive Officer said, "I am pleased with our performance this quarter and with the improvement in our open backlog position, especially in light of the difficult economic conditions which affected several of our key consumer markets. In our U.S. footwear business we are generating market share gains in the athletic specialty channel and this improvement is fueling the growth in our backlog. We have been successful in executing our strategy to grow this important influential segment of the U.S. market. The improvement in our European backlog is evidence that the rollout of our unified product and marketing strategies for Europe is starting to provide us with a foundation from which we believe we can generate long-term sales and profit growth for this region."

        "We were able to achieve our strategic and financial goals for the quarter despite the geopolitical environment, the challenging conditions at retail and the lack of travel to many important markets around the world," Fireman noted. "And we were able to generate sales growth in all of our brands during the quarter, an indication that our management team is up to the challenge of these difficult times. In addition, we remain on target to achieve an earnings per share improvement of approximately 15% for the full year 2003 which is in line with our previous guidance."

        "Our successful introduction last year of our new Rbk products is gaining momentum around the world. These products are being effectively presented to the consumer with integrated marketing and retail presence in most of the key geographic areas in which we do business. Our Rbk products and related marketing are reaching our target consumers in an effective way and we believe there is strong consumer response to these programs resulting in healthy retail sell-throughs. We are expanding our Rbk product offerings to include additional product categories for expanded points of distribution and we are offering a wider range of price points to reach a broader base of consumers. These products continue to be fashion forward and cutting edge and we believe they will become a greater percentage of our product offerings and our sales throughout 2003. At the same time, we are implementing our previously announced strategy to focus additional efforts on our performance products which leverage our on-field authenticity and provide athletes with authentic technologies that enhance their performance. During the quarter we successfully launched our new Premier Series running program worldwide. These products were recently tested and evaluated by Runner's World, a well respected industry source, and received very high marks. Our Premier running products are selling through well at key specialty running shops and we are very encouraged by the success of this initial launch. Throughout 2003 and beyond we plan to expand the number of Premier product offerings, price points, and retailers who carry this product. And, we plan to invest behind our Premier running program with appropriate advertising and marketing support. Our intention is to regain a healthy share of the running market over the next several years. We have a strong heritage in running, dating back to the very beginnings of our Company, and we believe that the running category is an important global opportunity for the Reebok Brand," Fireman said.

        "During the first quarter we were successful in evolving our marketing support for the Reebok Brand, thereby creating some excitement in the marketplace and generating demand for our products. Our Terry Tate Super Bowl commercial was an outstanding success and we have generated a lot of interest in the Brand as a result of this new campaign. Over 10 million films of Terry Tate have been downloaded from the internet since we ran the initial ad. We are planning to launch a comprehensive Terry Tate campaign during the back-to-school period beginning in July, 2003. In addition to Terry Tate we have several other successful marketing campaigns supporting our Rbk, Vector and Classic products. Our "Sounds and Rhythm of Sport" campaign continues to evolve and includes many exciting sports and entertainment personalities. And our recent association with Shakira has been successful in supporting our Classic products. We have utilized Shakira in a print campaign during the first quarter of 2003 and we plan to introduce her in a new television commercial soon. Our marketing is focused, effective and global. We believe that we have energized the Reebok Brand, generated a strong and open dialog with our consumers, and we are very pleased with the results we have achieved to date," Fireman stated.

2003 1st Quarter Results

April 24, 2003

        "Our sports licensing business continues to perform extremely well," Fireman continued. "Replica NBA and NFL products are only part of the success we are experiencing in this new category for us. We have introduced many new product extensions for the NBA and NFL including footwear, Classic products, women's wear, training gear and leisure wear. These categories are important to our stated goal of transitioning the product offering for these two great leagues into a year-round, multi-dimensional apparel, footwear and accessories business. In addition we currently are and plan to continue to introduce technologically enhanced materials and constructions to help athletes improve their performance. We are providing a high level of service to both the teams and our retail customers and are delivering quick response product on time, thereby taking advantage of the changing trends which occur throughout the year. As a result, retailers are enjoying excellent sell-throughs on these products and we believe consumers have been pleased with both the quality and direction of our product offerings."

        "Rockport's domestic wholesale business increased by 5% in the quarter despite the difficult conditions at retail for their two most prominent channels of distribution; department stores and independent shoe stores. In the quarter, sales of Rockport's women's product increased in line with our strategy to focus renewed attention on this segment which we believe offers an intriguing long-term growth prospect for the Rockport Brand. In addition, sales of Rockport's men's products increased in the quarter, which we see as an indication that our new product segmentation strategy is beginning to work at retail," Fireman said.

        The Company reported that its gross margin for the first quarter of 2003 was 37.4%, an improvement of 20 basis points when compared with the gross margin of 37.2% in the first quarter of 2002. Worldwide inventories at March 31, 2003 totaled $418 million compared to $350 million at March 31, 2002. "All of the inventory increase can be attributed to our sports licensing business and to the effects of currency. A year ago," Fireman noted, "we were just entering the first year of our exclusive agreements with the NBA and NFL. Today we have a healthy and growing business and the inventories on hand reflect an appropriate investment to support future growth."

        During the quarter the Company purchased 1.06 million shares of its Common Stock for $32.3 million. "The acquisition of shares during the quarter was in accordance with our previously announced intention to utilize share buybacks to partially offset the dilutive effect of outstanding stock options," Fireman said.

        "In summary, I am satisfied with the overall improvement in our business because I see this as an affirmation that both our strategic initiatives and the execution of those initiatives is working. We are on target to achieve our sales and earnings plans for the year. Our goal with respect to 2003 is to grow quality market share for all our brands and I believe we have the management team in place to achieve these goals," Fireman concluded.

This release includes forward-looking statements about the Company and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to the Company's future operating results. These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause the Company's actual results to vary materially from the results discussed in those forward-looking statements. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Factors that might cause such differences include—but are not limited to—those discussed in the Company's 2002 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC. With respect to any statements concerning future orders, the Company's backlog position is not necessarily indicative of future sales because the ratio of future orders to "at once" shipments as well as sales by Company-owned retail stores may vary from year to year. In addition, currency may fluctuate, many customer orders may be cancelled and many markets are not included in open orders since sales are made by independent distributors.

[Table follows]

2003 1st Quarter Results

April 24, 2003

Reebok International Ltd.
Financial Summary

	Three months ended March 31,
	2003	2002
Net sales	$798,280,000	$735,986,000
Net income	$40,835,000	$37,072,000
Average basic shares	59,880,000	58,979,000
Average diluted shares(1)	68,068,000	67,506,000
Basic earnings per share—before cumulative effect of accounting change	$0.68	$0.63
Cumulative effect of accounting change	—	.09

Basic earnings per share	$0.68	$0.54

Diluted earnings per share—before cumulative effect of accounting change (2)	$0.63	$.58
Cumulative effect of accounting change	—	.07

Diluted earnings per share	$0.63	$0.51

(1)
Assumes conversion of convertible debt into 6,483,402 shares of Reebok common stock and the dilutive effect of employee stock options.

(2)
As a result of completing a goodwill impairment assessment required upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets", the Company recorded an $8.4 million charge ($5.1 million, net of income taxes) for goodwill impairment related to two non-Reebok Brand operating units retroactive to the beginning of the fiscal year. This charge is presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

        Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand. Sales for 2002 totaled approximately $3.1 billion.

###

Reebok International Ltd

THREE MONTHS ENDED MARCH 31,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2003	2002
Net sales	$798.3	$736.0
Cost of sales	499.8	461.9

Gross Margin	298.5	274.1
% of Net sales	37.4%	37.2%
Selling, general and administrative expenses	230.9	213.6
% of Net sales	28.9%	29.0%
Interest expense, net	4.6	3.4
Other expenses (income), net	1.6	1.2

Income before income taxes, minority interest and cumulative effect of accounting change	61.4	55.9
% of Net sales	7.7%	7.6%
Income taxes	18.7	17.3

Income before minority interest and cumulative effect of accounting change	42.7	38.6
Minority interest	1.9	1.5

Net income before cumulative effect of accounting change	40.8	37.1
Cumulative effect of accounting change, net of income taxes (1)	—	5.1

Net income	$40.8	$32.0

Basic earnings per share—before cumulative effect of accounting change	$0.68	$0.63
Cumulative effect of accounting change	—	0.09

Basic earnings per share	$0.68	$0.54

Diluted earnings per share—before cumulative effect of accounting change (2)	$0.63	$0.58
Cumulative effect of accounting change	—	0.07

Diluted earnings per share	$0.63	$0.51

Average basic shares	59,880	58,979
Average diluted shares (2)	68,068	67,506

(1)
As a result of completing a goodwill impairment assessment required upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets", the Company recorded an $8.4 million charge ($5.1 million, net of income taxes) for goodwill impairment related to two non-Reebok Brand operating units retroactive to the beginning of the fiscal year. This charge is presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

(2)
Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock and the dilutive effect of employee stock options.

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED MARCH 31,

(Amounts in millions)

REPORTED DOLLARS	2003	2002	Change 2003/2002
Reebok:
U.S.A—Footwear	$256.7	$247.0	3.9%
U.S.A—Apparel	89.5	72.0	24.3%

	346.2	319.0	8.5%

International—Footwear	176.0	163.4	7.7%
International—Apparel	145.4	129.1	12.6%

	321.4	292.5	9.9%

Reebok Worldwide—Footwear	432.7	410.4	5.4%
Reebok Worldwide—Apparel	234.9	201.1	16.8%

	667.6	611.5	9.2%

Rockport	89.5	87.4	2.4%
Other Brands	41.2	37.1	11.1%

Total Company	$798.3	$736.0	8.5%

Footwear	549.0	521.9	5.2%
Apparel	249.3	214.1	16.4%

Total Company	$798.3	$736.0	8.5%

CONSTANT DOLLARS	2003	2002	Change 2003/2002
Reebok:
U.S.A—Footwear	$256.7	$247.0	3.9%
U.S.A—Apparel	89.5	72.0	24.3%

	346.2	319.0	8.5%

International—Footwear	176.0	181.0	-2.8%
International—Apparel	145.4	152.9	-4.9%

	321.4	333.9	-3.7%

Reebok Worldwide—Footwear	432.7	428.0	1.1%
Reebok Worldwide—Apparel	234.9	224.9	4.4%

	667.6	652.9	2.3%

Rockport	89.5	89.8	-0.3%
Other Brands	41.2	37.1	11.1%

Total Company	$798.3	$779.8	2.4%

Footwear	549.0	541.9	1.3%
Apparel	249.3	237.9	4.8%

Total Company	$798.3	$779.8	2.4%

Reebok International Ltd

MARCH 31,

(Dollar amounts in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS	2003	2002
ASSETS
Cash	$460.3	$360.0
Accounts receivable, net	536.9	488.5
Inventory	417.5	349.6
Other current assets	161.6	145.9

Total current assets	1,576.3	1,344.0
Property and equipment, net	134.8	132.5
Intangibles, net	67.1	68.2
Other non-current assets	42.0	34.9

Total	$1,820.2	$1,579.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable to banks	$18.0	$14.6
Current portion of long term debt	0.1	—
Accounts payable, accrued expenses and income taxes payable	490.8	432.0

Total current liabilities	508.9	446.6
Long term debt, net of current portion	353.2	350.0
Minority interest and other long term liabilities	43.0	22.8
Stockholders' equity	915.1	760.2

Total	$1,820.2	$1,579.6

	MARCH 31,
ADDITIONAL FINANCIAL INFORMATION
	2003	2002
Working capital	$1,067.4	$897.4
Current ratio	3.1	3.0
Days Sales Outstanding	49	54
Inventory Turns	4.4	4.7
Total borrowings	$371.3	$364.6

Reebok International Ltd

ORDERS SCHEDULED FOR DELIVERY

Percentage Change 2003/2002
For the period April 1, 2003 to September 30, 2003	Reported Dollars	Constant Dollars
U.S.A.:
Footwear	+7.4%	+7.4%
Apparel	+21.0%	+21.0%
Total Domestic	+11.3%	+11.3%
International
Footwear	+21.7%	+6.4%
Apparel	+22.6%	+6.2%
Total International	+22.1%	+6.3%
Total Reebok Brand
Footwear	+12.0%	+7.0%
Apparel	+21.8%	+13.0%
Total Reebok Brand	+15.5%	+9.2%

QuickLinks

REPORTS FIRST QUARTER 2003 EARNINGS
Reebok International Ltd. Financial Summary
Reebok International Ltd THREE MONTHS ENDED MARCH 31, (Amounts in millions except per share data)
Reebok International Ltd COMPARATIVE SALES ANALYSIS THREE MONTHS ENDED MARCH 31, (Amounts in millions)
Reebok International Ltd MARCH 31, (Dollar amounts in millions)
Reebok International Ltd ORDERS SCHEDULED FOR DELIVERY